Exhibit 99.1

Oragenics, Inc. Announces Early Top-Line Results of Phase 2 Clinical Trial of AG013 for Oral Mucositis in Chemoradiation Treatment of Head and Neck Cancer

TAMPA, Fla—April 15, 2020 — Oragenics, Inc. (NYSE American: OGEN), a leader in the development of new antibiotics against infectious diseases and effective treatments for oral mucositis, announced today that early top-line results of the company’s Phase 2 clinical trial of AG013 in oral mucositis in chemoradiation in head and neck cancer patients did not demonstrate statistical significance on the primary endpoint of severe oral mucositis duration when compared to placebo. AG013 was found to be safe based on review of topline adverse event information.

Alan Joslyn, Ph.D., president and CEO of Oragenics stated, “We have now received the first cut of top line results for the study of AG013 in the prevention of oral mucositis in chemoradiation treatment of head and neck cancer. The results are equivocal in relation to the efficacy outcomes and we now await a more detailed ongoing analyses to determine if there may be potential efficacy for sub-patient populations, which we expect over the coming weeks.”

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics has an exclusive worldwide channel collaboration with ActoBio, a wholly-owned subsidiary of Precigen, Inc. The collaboration allows Oragenics to accelerate the development of microbe-based biotherapeutics for oral mucositis. Oragenics also has a collaboration with ILH Holdings, Inc. focused on the development of a novel class of antibiotics.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investors:

John Marco

Managing Director

CORE IR

516-222-2560

johnm@coreir.com

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com

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